Exhibit 99.1

NEWS RELEASE

For more information contact:

Jan Johannessen

Chief Financial Officer

Lattice Semiconductor Corporation

(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS

FIRST QUARTER FINANCIAL RESULTS

Quarterly revenue up seven percent sequentially;

Quarterly New product revenue up 20 percent sequentially

HILLSBORO, OR – April 24, 2008 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the first quarter ended March 29, 2008.

For the first quarter, revenue was $56.6 million, an increase of seven percent from the $53.1 million reported in the prior quarter, and a decrease of three percent from the $58.1 million reported in the same quarter a year ago.

FPGA revenue for the first quarter was $13.7 million, up five percent from the $13.0 million reported in the prior quarter, and up 16 percent from the $11.9 million reported in the same quarter a year ago. PLD revenue for the quarter was $42.9 million, an increase of seven percent over the prior quarter PLD revenue of $40.1 million, and a seven percent decrease from the $46.3 million reported in the same quarter a year ago.

New product revenue for the first quarter was $11.2 million, up 20 percent from the $9.3 million reported in the prior quarter, and up 133 percent from the $4.8 million reported in the same quarter a year ago.

Net loss for the first quarter was $3.3 million ($0.03 per share), as compared to a prior quarter net loss of $229.5 million ($1.99 per share), and a net loss of $4.4 million ($0.04 per share) reported in the same quarter a year ago. These results include non-cash amortization charges, stock-based compensation expense and restructuring charges, which total $4.6 million and $3.9 million for the first quarter of 2008 and 2007, respectively, and $4.2 million for the fourth quarter of 2007. Also included in the net loss for the fourth quarter of 2007 is a non-cash impairment charge of $223.6 million related to the write-off of goodwill. Excluding these charges, non-GAAP net income for the first quarter was $1.4 million as compared to non-GAAP net loss of $1.7 million for the fourth quarter of 2007 and a non-GAAP net loss of $0.5 million for the same quarter a year ago. The Company believes exclusion of these charges more closely approximates its ongoing operational performance.

In the first quarter, the Company also recorded an unrealized loss of $7.9 million related to a decline in fair value of our auction rate securities that continue to experience unsuccessful auctions. The Company recorded this adjustment to accumulated other comprehensive loss because we consider the declines in fair value to be temporary.

“Last quarter was positive for Lattice on a number of dimensions,” stated Steve Skaggs, President and CEO. “We resumed sequential quarterly revenue growth powered by 20 percent sequential growth in our New products which remain on track to achieve our stated goal of doubling during 2008. In addition, we improved gross margin and reduced operating expenses. The combination of these results allowed us to drive a significant enhancement to the bottom line and return to profitability on a non-GAAP basis.”

First Quarter Business Highlights:

•

Lattice announced that the LatticeXP2™ FPGA family has been fully qualified and released to volume production. Designed using the industry’s most advanced non-volatile FPGA technology, a 90-nanometer embedded Flash process manufactured on 300mm wafers, LatticeXP2 devices provide customers the instant-on functionality and reduced footprint benefits of earlier Lattice non-volatile devices, while also enhancing design security, RAM back-up and live update capabilities. The volume production release of this family comes approximately two years after the production release of the original 130-nanometer LatticeXP™ family. This rapid transition between technology generations demonstrates Lattice’s ongoing commitment to leadership in the non-volatile FPGA segment.

•

Lattice and Synplicity, Inc., a leading supplier of IC design and verification solutions, announced that Synplicity will become Lattice’s exclusive OEM synthesis partner. As part of this new agreement, Lattice will enhance its OEM synthesis offering in the ispLEVER® design tool suite to include the industry-leading Synplify Pro logic synthesis software for higher-level designs.

•

Lattice and Aldec, Incorporated, a leading provider of EDA verification products, announced a new agreement that will deliver their mutual customers the only OEM version of a mixed language simulator for FPGA design. Active-HDL Lattice Edition will be bundled with Lattice’s ispLEVER® design tool suite, providing mixed language simulation (VHDL, Verilog and SystemVerilog), co-simulation with Simulink® from The MathWorks™ and simulation support for Lattice encrypted IP Cores.

•

Lattice announced that Praesum Communications, a switching and bridging solutions provider, has optimized its high-performance Serial RapidIO® Interface Endpoint solution for the low-cost LatticeECP2M™ family featuring embedded SERDES I/O. Lattice and Praesum plan to develop system solutions targeting digital signal processing, embedded computing, military/aerospace and communications infrastructure.

•

Lattice announced the successful interoperation of its LatticeECP2M FPGA family with Linear Technology’s 16-bit, 105Msps, high-speed ADC (Analog to Digital Converter) in support of the JESD204 high-speed serial specification. This interoperation enables a lower cost, lower power and smaller footprint solution for the interface between data converters and FPGA devices. This is particularly important for cost sensitive, high volume applications such as wireless base stations.

•

Lattice expanded its commitment to open source embedded system design by releasing an implementation of the uClinux Operating System (OS) targeted for the LatticeMico32™ embedded soft core processor. The new OS support allows developers to rapidly implement control systems in a design flow that builds on Lattice’s open source embedded solutions approach.

•

Lattice announced that automotive versions of its second generation mixed-signal Power Manager II product family now meet the certification requirements of the AEC-Q100 standard as defined by the Automotive Electronics Council (AEC) and have been added to its growing automotive product portfolio. The Power Manager II family provides a complete power management solution for a printed circuit board (PCB) through an optimized set of programmable digital and analog functions.

Business Outlook – June 2008 Quarter:

•	Revenue is expected to grow 1 percent to 4 percent on a sequential basis;

•	Gross margin percentage is expected to be approximately 55.5% to 56.0% of revenue;

•	Total operating expenses are expected to be approximately $33 million (excludes potential one-time charge related to the employment of a new Chief Executive Officer);

•	The Company expects to incur a charge of approximately $0.9 million (including a non-cash charge of approximately $0.3 million) in connection with the previously announced 2007 Restructuring Plan;

•	Intangible asset amortization is expected to be approximately $1.4 million; and

•	Other income is expected to be approximately $1.3 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income (loss). This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) excludes impairment charges, amortization of intangible assets, stock-based compensation and restructuring charges. Impairment charges relate to the write-off of goodwill, which was acquired through acquisitions and was determined in the fourth quarter of 2007 to have no implied fair value. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges are related to the adoption of SFAS No. 123(R) effective January 1, 2006, and include expense for items such as stock options and restricted stock units granted to employees and purchases under the employee stock purchase plan. Restructuring charges consist of expenses and subsequent adjustments incurred under corporate restructuring plans that were initiated in the fourth quarter of 2005 and in the third quarter of 2007, and include items such as severance costs, costs to vacate space under long-term lease arrangements, and other related expenses.

Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net loss, operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net loss, which is our most directly comparable GAAP financial result. For more information, see the consolidated statement of operations contained in this earnings release.

Conference Call and Business Update:

On April 24, 2008, Lattice will hold a telephone conference call at 2:00 p.m. (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On June 12, 2008, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

Forward Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. With respect to particular forward-looking statements in the “Business Outlook - June 2008 Quarter” section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our Mature, Mainstream, and New products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes. Restructuring charges are estimates that are subject to change. Other income may vary due to changes in investment returns. Assets held for investment purposes are subject to credit risk and may become impaired on an other than temporary basis.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry-leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), ispLever, LatticeECP2M, LatticeSCM, LatticeXP, LatticeXP2, LatticeMico32 and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries. GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation

Consolidated Statement of Operations

(in thousands, except per share data)

	Three months ended
	March 29, 2008	December 29, 2007	March 31, 2007
	(unaudited)	(unaudited)	(unaudited)
Revenue	$56,604	$53,055	$58,107
Costs and expenses:
Cost of products sold	25,160	23,641	26,218
Research and development	17,668	20,051	22,008
Selling, general and administrative	14,999	14,080	14,566
Goodwill impairment (1)	—	223,556	—
Amortization of intangible assets (2)	1,481	2,042	2,667
Restructuring (3)	1,790	757	(130)

Total costs and expenses	61,098	284,127	65,329

Loss from operations	(4,494)	(231,072)	(7,222)
Other income, net	1,333	1,682	3,008

Loss before provision for income taxes	(3,161)	(229,390)	(4,214)
Provision for income taxes	93	135	169

Net loss	$(3,254)	$(229,525)	$(4,383)

Basic net loss per share	$(0.03)	$(1.99)	$(0.04)

Diluted net loss per share	$(0.03)	$(1.99)	$(0.04)

Shares used in per share calculations:
Basic	115,146	115,121	114,688

Diluted (4)	115,146	115,121	114,688

Notes:

(1)	At December 29, 2007, the Company performed an impairment test on Goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge.

(2)	Intangible assets subject to amortization aggregate $4.3 million, net, at March 29, 2008 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc, became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated after the first quarter of 2009.

(3)	Represents costs and adjustments incurred under the corporate restructuring plans implemented in the fourth quarter of 2005 and the third quarter of 2007. During the first quarter of fiscal 2008, the Company incurred costs of $1.8 million, of which $1.3 million primarily related to costs to vacate leased space and $0.5 million in severance costs related to the resignation of the President and Chief Executive Officer announced on February 1, 2008. During the fourth quarter of 2007, the Company incurred a charge of $0.8 million primarily related to severance costs.

(4)	For the three months ended March 29, 2008, December 29, 2007 and March 31, 2007 the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)

(in thousands)

	Three months ended
	March 29, 2008	December 29, 2007	March 31, 2007
	(unaudited)	(unaudited)	(unaudited)
GAAP net loss	$(3,254)	$(229,525)	$(4,383)
Reconciling items:
Goodwill impairment (1)	—	223,556	—
Amortization of intangibles (2)	1,481	2,042	2,667
Stock-based compensation	1,368	1,434	1,389
Restructuring (3)	1,790	757	(130)

Non-GAAP net income (loss)	$1,385	$(1,736)	$(457)

Reconciliation of GAAP Net Loss per Share to Non-GAAP Net Income (Loss) per Share

	Three months ended
	March 29, 2008	December 29, 2007	March 31, 2007
	(unaudited)	(unaudited)	(unaudited)
Basic and Diluted (5):
GAAP net loss	$(0.03)	$(1.99)	$(0.04)
Reconciling items:
Goodwill impairment (1)	—	1.94	—
Amortization of intangibles (2)	0.01	0.02	0.02
Stock-based compensation	0.01	0.01	0.01
Restructuring (3)	0.02	0.01	—

Non-GAAP net income (loss)	$0.01	$(0.02)	$0.00

Shares used in per share calculations:
Basic	115,146	115,121	114,688

Diluted (4)	119,227	115,121	114,688

Notes:

(1)	At December 29, 2007, the Company performed an impairment test on Goodwill in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” As a result, goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge.

(2)	Intangible assets subject to amortization aggregate $4.3 million, net, at March 29, 2008 and relate to the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002. Intangible assets related to the acquisition of Cerdelinx Technologies, Inc, became fully amortized in the third quarter of 2007. Amortization charges are expected to be eliminated after the first quarter of 2009.

(3)	Represents costs and adjustments incurred under the corporate restructuring plans implemented in the fourth quarter of 2005 and the third quarter of 2007. During the first quarter of fiscal 2008, the Company incurred costs of $1.8 million, of which $1.3 million primarily related to costs to vacate leased space and $0.5 million in severance costs related to the resignation of the President and Chief Executive Officer announced on February 1, 2008. During the fourth quarter of 2007, the Company incurred a charge of $0.8 million primarily related to severance costs.

(4)	For the three months ended March 29, 2008, the computation of diluted earnings per share includes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are dilutive. For the three months ended December 29, 2007 and March 31, 2007 the computation of diluted earnings per share excludes the effects of stock options, restricted stock units, warrants and Convertible Notes, as they are antidilutive.

(5)	Per share amounts may not add up due to rounding.

Lattice Semiconductor Corporation

Consolidated Balance Sheet

(in thousands)

	March 29, 2008	December 29, 2007
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities (1)	$87,738	$85,063
Accounts receivable, net	28,916	29,293
Inventories	39,252	40,005
Other current assets	38,737	37,185

Total current assets	194,643	191,546
Property and equipment, net	43,575	43,617
Long-term marketable securities (1)	36,971	44,900
Foundry advances, investments and other assets	80,018	90,407
Intangible assets, net (2)	4,334	5,815

	$359,541	$376,285

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$28,426	$32,978
Deferred income and allowances on sales to distributors	7,114	8,033
Zero Coupon Convertible Notes due in 2010	40,000	40,000

Total current liabilities	75,540	81,011
Other long-term liabilities	7,358	9,042

Total liabilities	82,898	90,053
Stockholders’ equity (1)	276,643	286,232

	$359,541	$376,285

Notes:

(1)	Long-term marketable securities include auction rate securities that were reclassified from Cash, cash equivalents and short-term marketable securities because recent auctions have been unsuccessful, and as a result, such securities are presently considered to be illiquid. The Company has the intent and ability to hold these investments until the resumption of orderly auctions. As a result of temporary declines in fair value for the securities, we recorded an unrealized loss of $7.9 million to accumulated other comprehensive loss.

(2)	At December 29, 2007, the Company performed an impairment test on Goodwill. As a result, Goodwill related to the acquisition of Vantis Corporation on June 15, 1999, the acquisition of Integrated Intellectual Properties, Inc. on March 16, 2001, and the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002, was determined to have no implied fair value and the entire balance of $223.6 million was recorded as a Goodwill impairment charge. As a result, we no longer have Goodwill recorded on our Consolidated Balance Sheet.

Lattice Semiconductor Corporation

– Supplemental Historic Financial Information –

	Q108	Q407	Q107
Operations Information
Percent of Revenue:
Gross Margin	55.6%	55.4%	54.9%
R&D Expense	31.2%	37.8%	37.9%
SG&A Expense	26.5%	26.5%	25.1%
Depreciation Expense ($000)	3,249	3,295	3,383
Capital Expenditures ($000)	3,207	2,099	3,915
Balance Sheet Information
Current Ratio	2.6	2.4	4.7
A/R Days Revenue Outstanding	47	50	45
Inventory Months	4.7	5.1	4.6
Revenue% (by Product Family)
FPGA	24%	25%	20%
PLD	76%	75%	80%
Revenue% (by Product Classification)
New	20%	18%	8%
Mainstream	48%	49%	48%
Mature	32%	33%	44%
Revenue% (by Geography)
Americas	22%	21%	23%
Europe (incl. Africa)	22%	20%	22%
Asia	56%	59%	55%
Revenue% (by End Market)
Communications	54%	54%	45%
Industrial & Other	24%	24%	32%
Consumer & Automotive	10%	11%	12%
Computing	12%	11%	11%
Revenue% (by Channel)
Direct	63%	66%	62%
Distribution	37%	34%	38%

New:	LatticeXP2, LatticeSC, LatticeECP2M, LatticeECP, LatticeXP, MachXO, Power Manager, ispClock

Mainstream:	FPSC, ispXPLD, ispGDX2, ispMACH 4/LV, ispGDX/V, ispMACH 4000/Z, ispXPGA, Software and IP

Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-Volt CPLDs, all SPLDs